EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Dan Evans	Helen Chung
Clearwire	Clearwire
425-216-4879	425-216-4551
dan.evans@clearwire.com	helen.chung@clearwire.com
CLEARWIRE REPORTS SECOND QUARTER 2007 RESULTS
Service Revenue More Than Doubles in Second Quarter 2007 as Compared to Second Quarter 2006, with Total Subscriber Count Reaching 299,000 Subscribers, up from 130,000 at Same Time Last Year
Initial 25 Markets Turn Cash Flow Positive as a Group with 14 Markets Now Cash Flow Positive
Expansion Continues with High-Speed Internet Service Launched in Five New Markets and Coverage Increased by an Additional 1.5 Million People; Residential Voice Services Now Offered in 28 Markets, up from 17 in Prior Quarter
KIRKLAND, Wash. – August 6, 2007 – Clearwire Corporation (NASDAQ: CLWR), a leading provider of wireless high-speed Internet service, today reported financial and operating results for the second quarter 2007.
Clearwire reported approximately 41,000 net subscriber additions for the quarter ended June 30, 2007. The increase brings the total subscriber base to 299,000, a 130 percent increase over the subscriber base at the end of the second quarter of 2006, and a 16 percent sequential quarter increase. Clearwire ended the quarter with approximately 11.6 million people covered by its network in 43 domestic and international markets compared with 29 markets and 5.8 million people covered by Clearwire’s network in the second quarter of 2006. During the quarter, Clearwire launched 5 new markets including Richmond, Va., Wenatchee, Wash., Lubbock and Longview, Texas and Ghent, Belgium and increased its network coverage by approximately 1.5 million people.
On a consolidated basis, Clearwire’s second-quarter service revenue more than doubled to $35.5 million from $15.4 million in the same quarter of 2006. The robust growth in revenue was driven by the strong increase of the company’s subscriber base when compared to the same period in 2006. Clearwire revenues were further buoyed by strong Average Revenue per User, or ARPU, resulting from maturation of existing markets, expanded availability of its residential voice service, and several one-time items. Clearwire’s gross margins related to service revenue improved for the quarter to $12.2 million or 34 percent, up from $3.5 million or 23 percent in the same quarter in 2006. On a sequential quarter basis, gross margins were lower as expected due to the impact of new market launches that occurred in the second quarter and that are expected to occur in the second half of the year.
Clearwire reported an Adjusted EBITDA loss of $70.2 million in the second quarter of 2007 compared with an Adjusted EBITDA loss of $45.9 million in the second quarter of 2006, driven primarily by its continued investment in the construction and deployment of wireless networks in new markets and subscriber acquisition costs. Cost per Gross Addition, or CPGA, climbed during the quarter due to the effects of new market launches and the seasonal nature of the business.
Consolidated service revenue for the six months ended June 30, 2007, was $64.8 million, an increase of over 160 percent from $24.9 million in the same period last year. The rapid revenue growth was fueled by continued strong subscriber growth. Consolidated service gross margin for the six-month period was $24.7 million or 38 percent, up from $4.3 million or 17 percent for the same period in 2006. Adjusted EBITDA loss for the same period was $121.7 million compared to $78.9 million for the six months ended June 30, 2006, reflecting the substantial increase in the company’s investment in new market development and customer acquisition costs, year over year.
“We are pleased that both aspects of Clearwire’s business – new market development and construction on the one hand, and high-speed Internet and voice services on the other – met our expectations for the first half of the year. Our wireless network covered approximately 11.6 million people at the end of the first half, and we had markets covering an additional 20 million people under various stages of development. On the operations side, we increased our subscriber base to just under 300,000 and turned our initial 25 markets Market EBITDA positive, demonstrating continuing robust demand for our services and the financial health of our business,” said Ben Wolff, Clearwire’s chief executive officer.
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Clearwire Corporation
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended June 30th		Six Months Ended June 30th
REVENUE	2007	2006	2007	2006
Service	$35,484	$15,352	$64,759	$24,893
Equipment	—	11,439	—	24,646

Total Revenue	35,484	26,791	64,759	49,539

Cost of Service	23,313	11,890	40,048	20,612
Cost of Equipment	—	9,218	—	14,358

Gross Margin	12,171	5,683	24,711	14,569
Gross Margin %	34%	21%	38%	29%

Selling, General and Administrative	87,375	49,762	156,032	90,366
Research and Development	578	3,212	1,023	5,867
Spectrum Lease Expense	14,823	4,644	28,265	7,988

EBITDA Loss	(90,605)	(51,935)	(160,609)	(89,652)

Adjustment for Non-Cash Items	20,398	6,021	38,868	10,704

Adjusted EBITDA Loss	$(70,207)	$(45,914)	$(121,741)	$(78,948)

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Net Subscriber Additions	41k	30k	93K	67K
Total Subscribers	299k	130k	299K	130K
ARPU	$37.93	$34.35	$36.96	$33.53
Churn	2.0%	1.6%	1.8%	1.6%
CPGA	$471	$441	$404	$398
Capital Expenditures	$90.2MM	$53.8MM	$164.6MM	$83.3MM
Covered POPS	11.6MM	5.8MM	11.6MM	5.8MM
Cash & Short Term Investments	$1,056MM	$182MM	$1,056MM	$182MM
For a definition and reconciliation of non-GAAP financial measures, including Adjusted EBITDA, ARPU, Churn, CPGA and Market EBITDA, please refer to the section titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” at the end of this release.
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Clearwire’s Initial 25 U.S. Operating Markets Continue to Demonstrate Solid Financial Results and as a Group Turn Market EBITDA Positive
During the second quarter Clearwire’s initial 25 U.S. markets, all of which commenced operations prior to 2006, more than doubled their revenue base to $21.2 million compared to $10.2 million in the same period in 2006. Gross margin continued to expand to 76 percent of revenue in the quarter as the Initial Markets continued to scale. Perhaps more importantly, as a group, the Initial Markets turned cash flow positive, defined as Market EBITDA, in the second quarter, with 14 of the Initial Markets now Market EBITDA positive, up from 10 markets in the first quarter of 2007 and zero markets as of the second quarter 2006. The Initial Markets generated a Market EBITDA margin for the quarter of 5 percent compared with a negative 73 percent in the same quarter last year.
For the six-month period ended June 30, 2007, service revenue in the Initial Markets increased over 128 percent to $39.3 million from $17.2 million in the same period in 2006. In addition gross margin in the Initial Markets for the six months was 74 percent, up from a gross margin of 59 percent for the same six-month period in 2006. The additional market maturity and focus on cost containment helped to drive positive Market EBITDA for the Initial Markets compared to a loss of $17.0 million in the first six months of 2006.
“We believe that the Initial Markets represent a key indicator of the replicable, scaleable and profitable nature of our business. We continue to focus every day on the blocking and tackling associated with our business, as evidenced by our solid results in subscriber growth, revenue growth, gross margin expansion and cash flow growth in these markets. With 14 of these markets cash flow positive and a number of additional markets poised to become cash flow positive over the next two quarters, we are proving that we can succeed in a variety of different types of markets across the country,” Wolff added.
Initial Markets Performance
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended June 30th		Six Months Ended June 30th
	2007	2006	2007	2006
Total Revenue	$21,235	$10,225	$39,311	$17,158

Gross Margin	$16,048	$6,709	$29,143	$10,055
Gross Margin %	76%	66%	74%	59%

Market EBITDA	$1,105	$(7,447)	$506	$(16,991)
EBITDA %	5%	-73%	1%	-99%

KEY OPERATING METRICS (k for ‘000’s, MM for ’000,000’s)
Total Subscribers	192k	108k	192k	108k
ARPU	$37.99	$34.77	$37.15	$33.81
Churn	1.8%	1.7%	1.7%	1.5%
CPGA	$400	$436	$355	$398
Covered POPS	4.2MM	3.9MM	4.2MM	3.9MM
Number of EBITDA positive markets	14	0	14	0
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Strategic Initiatives and New Financing a Key Focus in the Second Quarter
As previously announced, Clearwire recently entered into a non-binding letter of intent with Sprint Nextel Corporation to form a partnership for the construction and operation of a nationwide mobile WiMAX network. Today, Clearwire distributed a map that identifies the areas of the country that it expects to focus on for purposes of building and operating its portion of the nationwide WiMAX network, assuming that the transaction with Sprint Nextel is completed. While the company continues to evaluate the specific geographic areas it will develop and on what timeline, Clearwire’s operating regions are expected to include approximately 75 percent of the land mass of the United States and approximately 40 percent of the population, including central and northern California, the Pacific Northwest, the Rocky Mountain Region, portions of the Midwest, most of the South, Alaska, Hawaii and portions of New York, Pennsylvania, and Texas. Sprint Nextel will assume responsibility for the remaining portions of the country. As part of the Sprint transaction, Clearwire anticipates transferring the subscribers and assets in three of its operating markets in the eastern U.S. to Sprint, as well as the assets in several markets near completion or under development. Similarly, Sprint is expected to transfer to Clearwire, at the close of the transaction, several markets in various stages of development. As a result, Clearwire management expects its network to cover between 13–15 million people by the end of 2007, a slight decrease from the 16-18 million people that management had previously expected to cover prior to the Sprint Nextel transaction. Management continues to expect to end the year with between 375,000 to 400,000 subscribers in its U.S. and international markets, subject to further changes that might result from the Sprint Nextel transaction if it is consummated. Further details regarding changes in the Clearwire business plan and market roll out schedule will be disclosed as definitive agreements with Sprint Nextel are finalized.
The company also announced during the quarter strategic distribution agreements with EchoStar and DirecTV aimed at delivering enhanced services to Clearwire’s customers as well as broadening Clearwire’s distribution channels. The agreements with EchoStar and DirecTV enable both companies to offer Clearwire’s high-speed Internet service to their subscribers in all of Clearwire’s existing and new markets across the country. The agreements also provide Clearwire with the opportunity to offer the video services of one or both satellite companies to its customers.
In July, Clearwire entered into a new $1 billion Term Loan financing, which simplifies the company’s debt structure, extends maturities significantly and adds incremental capital for market expansion and operations. Clearwire ended the quarter with approximately $1.1 billion in cash and short term investments, not including the additional proceeds from the Term Loan which will be reflected in the company’s third quarter financials.
Management Webcast
Clearwire’s senior leadership team will discuss the company’s second-quarter performance during a conference call on Monday, August 6, 2007, at 5 p.m. EDT (2 p.m. Pacific Time). Interested parties can access the conference call by dialing 800-299-7928 or, outside the United States, 617-614-3926, five minutes prior to the start time. The passcode for the call is 73840545. A replay of the call will be available beginning at approximately 7 p.m. EDT on Monday, August 6, until midnight EDT Monday, August 20, 2007, by calling 888-286-8010, or outside the United States, 617-801-6888. The passcode for the replay is 99094763. The conference call will be simultaneously web-cast in the Investor Relations section of the company’s Website: www.clearwire.com.
About Clearwire
Clearwire, founded in October 2003 by Craig O. McCaw, is a provider of simple, portable and reliable wireless high-speed Internet service. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 43 markets in more than 425 municipalities in 15 states across the U.S. Clearwire’s international markets include Ireland and Belgium, and the company also offers wireless high-speed Internet services in Mexico and Denmark through its partners, MVS Net and Danske Telecom. For more information, visit www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; development, network launch, and strategic plans and objectives; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our business plan will require us to raise substantial additional financing both in the near term and over the next five years or more.

•	We may be unable to finalize and enter into a definitive agreement with Sprint Nextel, or to satisfy the conditions thereunder, including obtaining approvals from the FCC and Department of Justice.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology once that technology meets certain specified performance criteria, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	Our business plan contemplates migration of our current network to a mobile WiMAX network, which is not yet commercially available, and may never be developed to our satisfaction or at all.

•	We currently depend on our commercial partners to develop and deliver the equipment for our existing and planned networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Craig McCaw and Intel Capital collectively control a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in Quarterly Report on Form 10-Q filed on May 15, 2007. Clearwire assumes no obligation to update or supplement such forward-looking statements.
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CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$380,038	$438,030
Short-term investments	676,265	663,644
Restricted cash	11,657	10,727
Restricted investments	51,941	69,401
Accounts receivable, net of allowance of $2,047 and $753	3,498	2,774
Notes receivable, related party	4,205	4,409
Inventory	1,671	1,398
Prepaids and other assets	30,627	19,219

Total current assets	1,159,902	1,209,602
Property, plant and equipment, net	427,618	302,798
Restricted cash	162	117
Restricted investments	—	16,269
Prepaid spectrum license fees	423,764	241,151
Spectrum licenses and other intangible assets, net	432,208	222,980
Goodwill	31,576	30,908
Investments in equity investees	16,274	14,983
Other assets	27,224	29,565

TOTAL ASSETS	$2,518,728	$2,068,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRRENT LIABILITIES:
Accounts payable and accrued expenses (includes related party balances of $7,936 and $6,799)	$126,638	$108,216
Deferred rent	10,317	6,986
Deferred revenue	8,016	5,599
Due to affiliate	128	532
Current portion of long-term debt	1,250	1,250

Total current liabilities	146,349	122,583
Long-term debt, net of discount of $98,855 and $110,007	654,653	644,438
Other long-term liabilities	56,606	42,385

Total liabilities	857,608	809,406
MINORITY INTEREST	14,109	1,358
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, par value $0.0001, and additional paid-in capital, 350,000,000 shares authorized; Class A, 134,837,250 and 109,325,236 shares issued and outstanding	2,072,163	1,474,759
Class B, 28,596,685 shares issued and outstanding	234,376	234,376
Common stock and warrants payable	12	166
Deferred compensation	(697)	(116)
Accumulated other comprehensive income	10,443	6,990
Accumulated deficit	(669,286)	(458,566)

Total stockholders’ equity	1,647,011	1,257,609

Total Liabilities and Stockholders’ Equity	$2,518,728	$2,068,373

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES:
Service	$35,484	$15,352	$64,759	$24,893
Equipment and other (includes related party sales of $0, $4,650, $0 and $12,268)	—	11,439	—	24,646

Total revenues	35,484	26,791	64,759	49,539
OPERATING EXPENSES:
Cost of goods and services (exclusive of items shown separately below):
Cost of service (includes related party costs of $662, $0, $1,390 and $0)	23,313	11,890	40,048	20,612
Cost of equipment (includes related party costs of $0, $4,302, $0 and $6,692 )	—	9,218	—	14,358
Selling, general and administrative expense	87,375	49,762	156,032	90,366
Research and development	578	3,212	1,023	5,867
Depreciation and amortization	19,714	9,401	35,899	16,834
Spectrum lease expense	14,823	4,644	28,265	7,988

Total operating expenses	145,803	88,127	261,267	156,025

OPERATING LOSS	(110,319)	(61,336)	(196,508)	(106,486)
OTHER INCOME (EXPENSE):
Interest income	18,820	3,824	35,410	6,886
Interest expense	(23,511)	(19,340)	(47,729)	(30,429)
Foreign currency transaction gains (losses), net	(101)	6	(68)	—
Other income (expense), net	(734)	2,296	1,744	2,247

Total other expense, net	(5,526)	(13,214)	(10,643)	(21,296)

LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(115,845)	(74,550)	(207,151)	(127,782)
Income tax provision	(2,126)	(763)	(2,729)	(1,227)

LOSS BEFORE MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(117,971)	(75,313)	(209,880)	(129,009)
Losses from equity investees, net	(1,189)	(1,742)	(2,807)	(3,715)
Minority interest in net loss of consolidated subsidiaries	1,075	246	1,967	636

NET LOSS	$(118,085)	$(76,809)	$(210,720)	$(132,088)

Net loss per common share, basic and diluted	$(0.72)	$(1.01)	$(1.37)	$(1.74)

Weighted average common shares outstanding, basic and diluted	163,276	76,372	153,561	76,061

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six months ended
	June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(210,720)	$(132,088)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	2,120	333
Depreciation and amortization	35,899	16,833
Amortization of prepaid license fees	5,347	2,625
Amortization of deferred financing costs and accretion of debt	14,409	6,807
Deferred income taxes	2,702	1,227
Share-based compensation	18,202	3,979
Minority interest	(1,967)	(636)
Losses from equity investees, net	2,807	3,715
Gain on other asset disposals	(5)	(1,891)
Gain on sale of equity investment	(2,213)	—
Changes in assets and liabilities, net of effects from acquisitions:
Prepaid spectrum license fees	(172,272)	(12,232)
Inventory	(273)	7,365
Accounts receivable	(2,609)	7,168
Prepaids and other assets	(12,262)	(1,427)
Accounts payable	20,864	(9,009)
Accrued expenses and other liabilities	19,736	35,380
Due to affiliate	(404)	(108)
Net assets held for sale	—	(7,278)

Net cash used in operating activities	(280,639)	(79,237)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(164,604)	(83,230)
Payments for acquisitions of spectrum licenses and other	(194,830)	(27,671)
Purchases of short-term investments	(1,064,121)	(243,550)
Sales or maturities of short-term investments	1,051,358	173,431
Investments in equity investees	(5,293)	(2,161)
Issuance of notes receivable, related party	—	(2,038)
Restricted cash	(975)	(561)
Restricted investments	33,729	(60,918)
Business acquisitions, net of cash acquired	(7,067)	(44,806)
Proceeds from sale of equity investment	2,250	—

Net cash used in investing activities	(349,553)	(291,504)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock for IPO, net	556,005	—
Proceeds from issuance of common stock for option and warrant	2,182	—
Proceeds from issuance of senior debt and warrants	—	370,350
Deferred financing fees	—	(16,100)
Principal payments on long-term debt	(937)	—
Contributions from minority interests	15,000	—

Net cash provided by financing activities	572,250	354,250
Effect of foreign currency exchange rates on cash and cash	(50)	2,309

Net decrease in cash and cash equivalents	(57,992)	(14,182)
CASH AND CASH EQUIVALENTS:
Beginning of period	438,030	29,188

End of period	$380,038	$15,006

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (“GAAP”). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as consolidated operating loss less depreciation and amortization. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization less non-cash expenses including share-based compensation expense, non-cash tower rent expense and non-cash spectrum lease expense.

(in thousands)	Three Months Ended June 30th		Six Months Ended June 30th
	2007	2006	2007	2006
Operating Loss	$(110,319)	$(61,336)	$(196,508)	$(106,486)
Depreciation and Amortization	19,714	9,401	35,899	16,834

EBITDA Loss	(90,605)	(51,935)	(160,609)	(89,652)
Non-Cash Items
Share-Based Compensation	10,333	2,296	18,202	3,979
Non-Cash Tower Rent Expense	2,885	1,503	5,686	2,463
Non-Cash Spectrum Lease Expense	7,180	2,222	14,980	4,262

Non-Cash	20,398	6,021	38,868	10,704

Adjusted EBITDA	$(70,207)	$(45,914)	$(121,741)	$(78,948)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the company’s operating performance. We use Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by non-cash items such as share-based compensation and non-cash expenses related to long-term leases. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.
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(2) ARPU (Average Revenue per User) is service revenue, less legacy businesses revenue (businesses that were acquired through the acquisition of spectrum entities) and CPE (Customer Premise Equipment) revenue divided by the average number of subscribers in the period divided by the number of months in the period.

(in thousands)	Three Months Ended June 30th		Six Months Ended June 30th
	2007	2006	2007	2006
ARPU
Service Revenue	$35,484	$15,352	$64,759	$24,893
Legacy Business Revenue	(3,276)	(3,392)	(6,938)	(5,028)
CPE Revenue	(517)	(146)	(1,070)	(174)

	31,691	11,814	56,751	19,691

Average Customers	279	115	256	98
Months in Period	3	3	6	6
ARPU	$37.93	$34.35	$36.96	$33.53

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare our customer revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.
(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month. Subscribers that discontinue in the first 30 days of service for any reason or in the first 90 days of service under certain circumstances are deducted from our gross customer additions and therefore not included in the churn calculation.
Management uses churn to measure retention of our subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
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(4) CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs divided by gross customer additions in the period.

(in thousands)	Three Months Ended June 30th		Six Months Ended June 30th
	2007	2006	2007	2006
CPGA
Selling, General and Administrative	$87,375	$49,762	$156,032	$90,366
General and Administrative	(60,302)	(34,144)	(107,352)	(59,912)

Total Selling Expense	27,073	15,618	48,680	30,454

Total Gross Adds	57	35	120	76
Total CPGA	$471	$441	$404	$398

Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers. Other companies may calculate this measure differently.
(5) Market EBITDA is defined as the EBITDA (see definition (1) EBITDA and Adjusted EBITDA) in the Initial Markets. This calculation does not include an allocation of corporate general and administrative expenses or spectrum lease expense.
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